EXHIBIT 99.1

IMPCO TECHNOLOGIES PRICES

PUBLIC OFFERING OF 4,000,000 SHARES

Cerritos, CA, February 1, 2005 – IMPCO Technologies, Inc. (Nasdaq: IMCO) today announced the pricing of its public offering of 4,000,000 shares of its common stock at a price of $5.75 per share. Net proceeds to IMPCO after expenses are expected to be approximately $20.6 million. IMPCO has also granted an option to the underwriters to purchase an additional 600,000 shares of common stock.

First Albany Capital Inc. is the lead underwriter and sole book-running manager of the offering and Adams Harkness, Inc. is a co-managing underwriter. Printed copies of the prospectus supplement relating to the offering may be obtained by contacting First Albany Capital Inc., 1 Penn Plaza, New York, New York, 10119.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of IMPCO, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.